Exhibit 23.1
DAVIS ACCOUNTING GROUP, P.C.
A Certified Public Accounting Firm
1957 West Royal Hunte Drive, Suite 150, Cedar City, Utah 84720
(435) 865-2808  ●  FAX (435) 865-2821

Michael Hodges, Chairman and Interim Chief Executive Officer
Genesis Fluid Solutions Holdings, Inc.
830 Tender Foot Hill Road #301
Colorado Springs, CO 80906
Dear Mr. Hodges,
CONSENT OF REGISTERED INDEPENDENT AUDITORS
We hereby consent to the incorporation in Amendment No. 1 to the Registration Statement of Genesis Fluid Solutions Holdings, Inc. on Form S-1 of our report on the financial statements of the Company as its registered independent auditors dated November 11, 2009, as of and for the period ended December 31, 2008. We also consent to the use of our name in the section on Experts.
Respectfully submitted,
/s/ Davis Accounting Group P.C.
Cedar City, Utah,
June 1, 2010.